UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 8, 2009
Date of Report (Date of earliest event reported)

CONTACT MINERALS CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-52879	39-2060052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 206, 475 Howe Street,
Vancouver, BC, Canada	V6C 2B3
(Address of principal executive offices)	(Zip Code)

(604) 629-1007
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

____ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

____ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 7.01	REGULATION FD DISCLOSURE

Private Placement

On January 8, 2009, the Board of Directors of Contact Minerals Corp. (the "Company") has approved a private placement offering of up to $150,000 of 10% convertible notes (the "Convertible Notes Offering"). The Convertible Notes Offering will be completed pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”) to persons who are not “U.S. Persons” as contemplated under Regulation S of the Securities Act.

The Company may pay a commission or finders fee of up to 10% of the Convertible Notes Offering proceeds to duly licensed brokers or investment dealers who introduce purchasers or to other person where permitted by law.

The proceeds of the Convertible Notes Offering will be used to fund the Company’s business and for working capital purposes. The Offering will be completed pursuant to the provisions of Regulation S of the Securities Act. There is no assurance that the Offering will be completed on the above terms or at all.

The above does not constitute an offer to sell or a solicitation of an offer to buy any of the Company’s securities in the United States. The securities have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. persons unless an exemption from such registration is available.

Approval of 2-for-1 Stock Split

On January 8, 2009, the Board of Directors of Contact Minerals Corp. (the “Company”) approved a two-for-one split of the Company’s common stock (the “Stock Split”). The Company’s Board of Directors believes that expanding the capital structure by completing the Stock Split will assist the Company in obtaining the financing required for growth and successful implementation of the Company’s business plan.

Upon completion of the Stock Split, the Company’s authorized capital will be increased from 150,000,000 shares of common stock, par value $0.001 per share, to 300,000,000 shares of common stock, par value $0.001 per share, and stockholders will own two shares of common stock for every one share of common stock held before the Stock Split. The Stock Split is expected to be effective on February 9, 2009.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Press Release dated January 14, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTACT MINERALS CORP.
Date: January 14, 2009
By:
/s/ Kerry J. McCullagh

KERRY J. MCCULLAGH
Chief Executive Officer